Exhibit (h)(2)

FORM OF

SUB-PLACEMENT AGENCY AGREEMENT

Re:	Appointment as Sub-Placement Agent

Ladies and Gentlemen:

We, Sanders Morris Harris, Inc., (“Placement Agent”) serve as the placement agent for The Endowment TEI Fund, L.P., a limited partnership organized under the laws of the State of Delaware (the “Fund”) pursuant to a letter agreement dated as of March 17, 2005 (the “Placement Agency Agreement”). Under the terms and conditions of the Placement Agency Agreement, we are entitle to delegate all or any of our duties, functions or powers under the Placement Agency Agreement to another person or persons as sub-placement agent or sub-placement agents, subject to the approval of the general partner of the Fund.

We desire to enter into an agreement with you (this “Sub-Placement Agency Agreement”) under which we will appoint you as Sub-Placement Agent (“Sub-Placement Agent”) and will delegate to you, and you will perform, certain duties and functions (the “Services”) that we are obligated to perform under the Placement Agency Agreement. The Directors have approved this delegation, in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, and the parties hereby agree as follows:

1.	Appointment as Sub-Placement Agent.

(a) The Placement Agent hereby appoints the Sub-Placement Agent to act as a non-exclusive placement agent for the private placement of Interests, as provided in Section 3, during the term of the Sub-Placement Agency Agreement.

(b) In soliciting the purchase of the Interests in accordance with clause (a) of this Section 1, the Sub-Placement Agent shall act as agent for the Placement Agent and the Fund. The Sub-Placement Agent shall make reasonable efforts to assist the Placement Agent and the Fund in attracting investments by prospective holders of Interests (“Clients”). The Sub-Placement Agent shall have no liability to the Placement Agent in the event any purchase of Interests is not consummated for any reason.

(c) The Placement Agent and the Sub-Placement Agent agree that any Interests the placement of which the Sub-Placement Agent arranges shall be placed by the Sub-Placement Agent in reliance on the representations, warranties, covenants and agreements of the Placement Agent contained herein and on the terms and conditions and in the manner provided herein.

2.	Compensation of the Sub-Placement Agent; Expenses.

(a) The Sub-Placement Agent shall not receive any fees, sales commissions or charges, or other compensation from the Placement Agent, the Fund or a holder of Interests in its capacity as such

(“Partner”) for the services that the Sub-Placement Agent provides under the Sub-Placement Agency Agreement.

(b) The Fund shall bear all costs of qualifying the Interests for offer and sale with state and other regulatory bodies, and shall assume expenses related to communications with Partners, including (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing and printing of the Fund’s offering memorandum, and any supplements or amendments thereto, for use in connection with the offering of Interests (the “Fund PPM”); and (iii) the preparation and mailing of annual and interim reports, the Fund PPM and proxy materials to Partners.

(c) The Sub-Placement Agent shall bear all costs and expenses that it incurs in connection with the offer and sale of Interests, including the costs and expenses of (i) preparing, printing and distributing any materials not prepared by the Fund and other materials used by the Sub-Placement Agent in connection with the offer and sale of Interests, including the additional cost of printing copies of the Fund PPM other than copies thereof required for distribution to existing Partners or for filing with any federal or state securities authorities; (ii) any expenses of marketing incurred by the Sub-Placement Agent in connection with such offering; and (iii) all compensation paid to the Sub-Placement Agent’s employees representatives and others for selling Interests, and (iv) all expenses of the Sub-Placement Agent, its employees, representatives and others who engage in or support the sale of Interests as may be incurred in connection with their sales efforts.

3.	Offer and Sale of Interests.

The offer and sale of Interests is to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), provided by Section 4(2) thereof and the regulations thereunder. Offers and sales of the Interests by the Fund will be made in accordance with the general provisions of Regulation D under the 1933 Act (“Regulation D”). As used in the Sub-Placement Agency Agreement, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the 1933 Act.

The Sub-Placement Agent shall not have any rights or obligations in connection with the offer and sale of Interests contemplated by the Sub-Placement Agency Agreement, except as expressly provided in the Sub-Placement Agency Agreement. In no event shall the Sub-Placement Agent be obligated to purchase Interests for its own account or for the accounts of its customers.

4.	Representations of the Sub-Placement Agent.

The Sub-Placement Agent agrees with the Placement Agent that from and after the date hereof and until the termination of the Sub-Placement Agency Agreement:

(a) The Sub-Placement Agent shall offer Interests only in accordance with the terms and conditions set forth in the Sub-Placement Agency Agreement, the Fund PPM and the limited partnership agreement of the Fund (the “Limited Partnership Agreement”).

(b) The Sub-Placement Agent shall offer the Interests only to a person that it reasonably believes to be both (i) an “accredited investor” as defined in Regulation D and (ii) a “qualified client” within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended.

(c) The Sub-Placement Agent shall comply with all laws and regulations, including all applicable federal and state laws and regulations relating to broker-dealer registration and/or licensure, applicable to its respective activities and investments, including those activities undertaken in connection with its performance under the Sub-Placement Agency Agreement.

(d) The Sub-Placement Agent may provide copies of the Fund PPM, unexecuted copies of the Limited Partnership Agreement and the investor certification form employed by the Fund (“Investor Certification”), and supplemental sales literature, explanatory materials and additional written information supplied by the Fund or the Placement Agent (collectively, “Supplemental Information”) to any prospective Client. The Sub-Placement Agent agrees not to provide any other written communications regarding the Fund to any party, except as previously approved in writing by the Fund or the Placement Agent (“Approved Materials”). If at any time the Fund determines to issue a supplement to the Fund PPM, the Sub-Placement Agent shall distribute that supplement to each person who has previously received a copy of the Fund PPM from the Sub-Placement Agent, and the Sub-Placement Agent further agrees to include the supplement in all future deliveries of the Fund PPM.

(e) After identifying any prospective Client, the Sub-Placement Agent shall provide written notice, via electronic mail or otherwise, of that fact to the Placement Agent or its delegate, before making a presentation to the prospective Client. Within 5 business days after receiving such notice, the Placement Agent, or its delegate, will respond to the Sub-Placement Agent in writing either authorizing the Sub-Placement Agent to or prohibiting the Sub-Placement Agent from making a presentation to the prospective Client. In the event that the Placement Agent or its delegate does not respond to the Sub-Placement Agent within 5 business days, the Sub-Placement Agent may presume that it is authorized to make a presentation to the prospective Client. However, neither the Placement Agent nor the Fund is obligated to accept for investment in the Fund prospective Clients identified by the Sub-Placement Agent, and may reject such prospective Clients for any reason.

(f) The Sub-Placement Agent shall not make any representation, warranty or any other statement regarding the Fund, the Placement Agent or Endowment Advisers, L.P., the Fund’s investment adviser, or any employee, agent, representative or affiliated person (each an “Affiliate”) (as that term is defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended (“1940 Act”)) of the foregoing except as set forth in the Fund PPM, the Limited Partnership Agreement, the Investor Certification, Supplemental Information, or Approved Materials.

(g) With respect to each prospective Client who determines to purchase Interests, the Sub-Placement Agent shall obtain copies of the Limited Partnership Agreement and the Investor Certification as completed and executed by the prospective Client. After obtaining such copies from a prospective Client, the Sub-Placement Agent shall deliver them to the Fund.

(h) The Sub-Placement Agent agrees not to make a general solicitation with respect to the offering contemplated under the Fund PPM and otherwise agrees to conduct the same in accordance with Section 4(2) and Regulation D.

(i) The Sub-Placement Agent agrees to timely provide the Fund with information sufficient to permit the Fund to file on a timely basis all reports required under the federal securities laws and applicable state laws.

5.	Indemnification.

(a) The Sub-Placement Agent agrees to indemnify and hold harmless the Placement Agent and the Fund, each of the Fund’s Partners, directors, officers and each person, if any, who controls the Fund within the meaning of the 1940 Act (for purposes of this paragraph, “Fund Control Person”) against any losses, claims, damages, liabilities, or expenses (including, unless Sub-Placement Agent elects to assume the defense, the reasonable cost of investigating and defending against any claims therefore and counsel fees incurred in connection therewith), joint or several (for purposes of this paragraph, “Losses”), which: (i) may be based on the ground or alleged ground that the Fund PPM, the Limited Partnership Agreement, the Investor Certification, Supplemental Information, or Approved Materials used by the Sub-Placement Agent, includes or allegedly includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which it was made, not misleading, but only insofar as such statement or omission: (A) was made in reliance upon, and in conformity with, information furnished to the Fund or the Placement Agent by or on behalf of the Sub-Placement Agent or any Sub-Placement Agent Control Person specifically for use in the preparation thereof, or (B) relates to any such supplemental sales material that is not Supplemental Information or Approved Materials; (ii) arises out of any acts or omissions by the Sub-Placement Agent that cause the offering to involve an offering that is not exempt from registration pursuant to Section 4(2) of the 1933 Act or Regulation D thereunder; (iii) arises out of the Sub-Agent’s failure to be properly licensed to sell Interests; or (iv) arises out of the Sub-Placement Agent’s material breach of a representation or warranty or covenant or agreement contained in the Sub-Placement Agency Agreement. Notwithstanding the foregoing, the Sub-Placement Agent shall not be liable with respect to any claims made against the Placement Agent or any Placement Agent Control Person unless the Placement Agent or Placement Agent Control Person notified the Sub-Placement Agent in writing within a reasonable time after the summons or other first legal process providing information of the nature of the claim served upon the Placement Agent or Placement Agent Control Person, but failure to notify the Sub-Placement Agent of such claim shall not relieve the Sub-Placement Agent from any liability that the Sub-Placement Agent may have to the Placement Agent or Placement Agent Control Person for acts or alleged acts other than those described in (i) through (iv) of the preceding sentence.

The Sub-Placement Agent shall be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if the Sub-Placement Agent elects to assume the defense, such defense shall be conducted by counsel chosen by it. In the event that the Sub-Placement Agent elects to assume the defense of any such suit and retain such counsel, the Placement Agent and any Placement Agent Control Person, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Sub-Placement Agent specifically authorized the retention of such counsel or (ii) the Placement Agent or any Placement Agent Control Person who is a party to the suit has been advised by counsel acceptable to the Sub-Placement Agent that one or more material legal defenses may be available to the Placement Agent or Placement Agent Control Persons that may not be available to the Sub-Placement Agent or its controlling person or persons, in which case the Sub-Placement Agent shall not be entitled to assume the defense of such suit notwithstanding the Sub-Placement Agent’s obligation to bear the reasonable fees and expenses of such counsel. The Sub-Placement Agent shall not be liable to indemnify any person for any settlement of any such claim effected without the Sub-Placement Agent’s consent, which it shall not unreasonably withhold.

6.	Term and Termination.

(a) The Sub-Placement Agency Agreement shall continue in effect until terminated in accordance with this Sub-Placement Agency Agreement.

(b) The Sub-Placement Agency Agreement may be terminated by the Sub-Placement Agent or the Placement Agent upon 60 days’ written notice to the other party. The Sub-Placement Agency Agreement shall automatically terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the business of the Sub-Placement Agent, as applicable, or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the business of the Sub-Agent, as applicable, shall not be deemed to be an assignment for the purposes of the Sub-Placement Agency Agreement.

(c) The Sub-Placement Agency Agreement shall terminate upon termination of the Placement Agency Agreement.

(d) Notwithstanding the termination of the Sub-Placement Agency Agreement, the obligations of each party to the Sub-Placement Agency Agreement under Sections 5 and 9 shall survive indefinitely.

7.	Severability.

The invalidity or unenforceability of any provision of the Sub-Placement Agency Agreement shall not affect the validity or enforceability of any other provisions of the Sub-Placement Agency Agreement, which shall remain in full force and effect.

8.	Amendments.

The Sub-Placement Agency Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

9.	Confidentiality.

The Sub-Placement Agent agrees to treat confidentially any information which is furnished to the Sub-Placement Agent (or to parties acting on its behalf) by or on behalf of the Placement Agent and the Fund (the “Information”). The Sub-Placement Agent agrees that it will use the Information only for the purposes related to Clients’ investment in the Funds, and that the Information will be kept confidential by the Sub-Placement Agent and its partners, members, managers, officers, directors, employees, attorneys, accountants, agents, and other Affiliates (collectively, the “Related Persons”), and that the Sub-Placement Agent and the Related Persons shall not disclose the Information to any person; provided, however, that the Information may be disclosed: (a) to the Sub-Placement Agent and Related Persons who require the Information for the purpose of evaluating or providing services in connection with Clients’ investments in the Fund; (b) pursuant to prior written consent of the Placement Agent and the Fund, to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law, provided that the Sub-Placement Agent provides prior written notice to the Placement Agent and the Fund of the information to be disclosed; (c) pursuant to prior written consent of the Placement Agent and the Fund, in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent; and (d) to any other person the disclosure to whom the Placement Agent and the Fund previously authorizes in writing.

If the foregoing correctly sets forth the understanding and agreement between the Placement Agent and the Sub-Placement Agent, please so indicate in the space provided for that purpose below, whereupon Sub-Placement Agency Agreement shall constitute a binding agreement as of the date first above written.

Sanders Morris Harris, Inc.

By:
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Agreed to and accepted:

By:
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